Exhibit 99.1

FOR IMMEDIATE RELEASE

P. O. Box 1980

Winchester, VA 22604-8090

Contact:  Audra Hession

Gibbs & Soell, Inc.

212-697-2600

ahession@gibbs-soell.com

Bryan Earl

American Woodmark Corporation

540-665-9104

bearl@woodmark.com

AMERICAN WOODMARK NAMES NEW CHIEF OPERATING OFFICER

Executive Vice President Kent Guichard Is Promoted To Chief Operating Officer

Winchester, Virginia (September 23, 2005) — American Woodmark Corporation (AWC) (NASDAQ: AMWD), a leading supplier of cabinetry to the new construction and remodeling industries, announced today that the Company has added chief operating officer to Kent Guichard’s title.  Guichard took over responsibility for the company’s day-to-day operations last May.

“Kent continues to play an increasingly vital role in the overall running of the company,” says Jake Gosa, chairman and CEO.

Guichard joined the Company in August 1993 as vice president, finance, and chief financial officer and was elected to the Company’s board of directors in November 1997.  Guichard was promoted to senior vice president, finance, and chief financial officer in May 1999 and to executive vice president in May 2004.

American Woodmark Corporation, located in Winchester, VA., is the third largest manufacturer of kitchen and bath cabinets in the United States. Offering more than 230 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and major home builders.

The Company, celebrating its 25th anniversary this year, currently operates 15 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Maryland, Minnesota, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. American Woodmark shares are traded on the NASDAQ National Market under the symbol “AMWD.” To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.

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